SCHEDULE I

to the

DISTRIBUTION AGREEMENT

between

VICTORY VARIABLE INSURANCE FUNDS

and

VICTORY CAPITAL SERVICES, INC.

Dated August 1, 2013

FUNDS

Name of Portfolio

Victory High Yield VIP Series

Victory INCORE Investment Quality Bond VIP Series

Victory INCORE Low Duration Bond VIP Series

Victory Sophus Emerging Markets VIP Series

Victory RS International VIP Series

Victory RS Large Cap Alpha VIP Series

Victory RS Small Cap Growth Equity VIP Series

Victory 500 Index VIP Series

As of December 2, 2020

VICTORY VARIABLE INSURANCE FUNDS

By: /s/ Christopher K. Dyer

Name: Christopher K. Dyer

Title: President

VICTORY CAPITAL SERVICES, INC.

By: /s/ Christopher K. Dyer

Name: Christopher K Dyer

Title: Chief Operating Officer